Exhibit 99.1

47 E Chicago Ave., # 332 Naperville, IL 60540-5360 +1.630.637.0315

NEWS RELEASE

FOR IMMEDIATE RELEASE

Broadwind reports second-quarter 2010 results

•                        Second quarter revenue of $36.6 million up 65% from Q1 2010

•                        Adjusted EBITDA loss narrows to $4.0 million versus $8.2 million in Q1 2010

•                        Non-cash goodwill impairment charge of $4.6 million or $0.04 per share recorded

Naperville, Ill., August 9, 2010—Broadwind Energy, Inc. (NASDAQ:BWEN) reported revenue of $36.6 million for the second quarter of 2010, a 65% increase from the first quarter of 2010, due to recovery in all business segments.  Versus the second quarter of 2009, revenues declined 30% from $52.3 million due to reduced tower and gearing purchases under the Company’s key framework agreements, and lower service revenues reflecting sharply lower new wind turbine capacity installations across the U.S.

The net loss for the second quarter of 2010 was $14.2 million or $0.13 per share, including a $4.6 million non-cash charge relating to the impairment of goodwill associated with a 2008 acquisition. This compares to a loss of $0.06 per share in the second quarter of 2009, which benefited from a $5.1 million one-time gain associated with an escrow settlement, also related to a previous acquisition. Excluding these acquisition effects, the net loss in the current year period improved to $9.6 million, versus $10.5 million in 2009, despite the lower sales revenue. The improvement reflects improved manufacturing performance and the favorable impact of cost management efforts.

Broadwind CEO, J. Cameron Drecoll stated, “We made progress during the second quarter despite continued disappointing industry fundamentals. With announced year-to-date additions to wind farm capacity down 71% from last year, we are not yet seeing the broad industry recovery we had anticipated. Although we expect both industry installations and our revenues to continue to trend upwards in the second half of the year, we have reduced our full-year revenue outlook to $140-160 million. Due to our successful cost-management efforts, we expect to deliver positive EBITDA in the second half of the year.”

Drecoll continued, “We continue to make progress on our strategic and operational initiatives, including improving our capacity utilization, diversifying our revenue base, managing our cost structure and growing our service business. During the quarter, as our order rate grew, we boosted Broadwind’s workforce by 19%. We called back some furloughed workers and filled several key positions. Within our services businesses, our hauling trailers are back on the road, and we have increased our technician count in the field. Our new blade services team is booking orders and we are progressing on schedule with our Abilene, Texas-based wind turbine drivetrain refurbishment center, which we expect to come on line at year-end. We remain confident that these initiatives will position us for improved financial performance in periods to come, and will situate us well when the industry regains momentum.”

Revenue for the six months ended June 30, 2010 totaled $58.8 million, down 44% from $105.4 million in the prior year to date period, reflecting weak industry factors and lower industrial gearing sales. The six month 2010 net loss totaled $28.3 million or $0.27 per basic and diluted share, versus a net loss of $12.6 million or $0.13 per share in the first six months of 2009. Absent the one-time acquisition-related impacts discussed above, the six month net loss for 2010 totaled $23.7 million or $0.22 per share, compared to a net loss of $17.7 million or $0.18 per share, a decrease of $0.04 per share from the prior year.

The Company reported Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of ($4.0) million during the second quarter of 2010 compared to $2.6 million during the second quarter of 2009. The 2009 result also incorporated the beneficial $5.1 million impact of the escrow settlement discussed above. (For an explanation and reconciliation of GAAP net loss to Adjusted EBITDA, please see the table below.)

Orders and Backlog

Second quarter orders totaled $36 million, essentially the same as revenue, with sequential increases in all segments. Backlog at June 30, 2010 declined to $221 million due to a downward revision in 12-month forward deliveries to a key wind customer under a multi-year framework agreement. This compares with an estimated backlog of $244 million at March 31, 2010.

Segment Results

Towers

Broadwind manufactures wind turbine towers, specializing in the large and heavier towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Revenue from our Towers segment was $16.5 million in the second quarter of 2010, compared to $22.4 million in the second quarter of 2009. The decrease in revenue was primarily the result of an approximate 31% decline in the average selling price of wind towers manufactured, caused primarily by lower average steel prices. Total tower production declined approximately 25% from the prior year, although much of the 2009 production was under a fabrication only contract, thus the revenue dollar impact was more modest.

The Towers segment incurred a $0.6 million operating loss in the second quarter of 2010, essentially unchanged from a $0.7 million operating loss in the second quarter of 2009. The adverse impact of the lower production volumes in the current quarter was largely offset by improved operating results particularly at the Company’s Abilene, Texas manufacturing plant, which incurred significant unfavorable start-up costs during the second quarter of 2009.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Revenue from our Gearing segment was $14.3 million in the second quarter of 2010, compared to $17.5 million in the second quarter of 2009. Industrial gearing sales were lower, particularly due to reduced purchases from mining industry customers. Reduced purchases from one large wind industry customer with a multi-year framework agreement also impacted revenues.

The Gearing segment incurred a $2.8 million operating loss in the second quarter of 2010, versus a $5.0 million operating loss in the second quarter of 2009. The improvement reflected improved manufacturing and labor efficiencies, a $1.8 million reduction in intangible amortization expense as a result of an impairment charge recorded during the fourth quarter of 2009 and reduced selling, general and administrative expenses due to cost reduction initiatives. These favorable factors were partially offset by the adverse impact of reduced sales volumes.

Technical and Engineering Services

Broadwind is a leading independent provider of installation support and operations and maintenance services for the wind industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from our Technical and Engineering Services segment totaled $2.9 million in the second quarter of 2010, compared with $7.9 million in the second quarter of 2009. The decrease in revenue was primarily attributable to reductions in technicians deployed due to the generally lower new turbine installation activity, and the reduction in outsourcing by one of our large customers.

The Technical and Engineering Services segment reported an operating loss of $6.5 million, down sharply from a profit of $0.6 million during the three months ended June 30, 2009. The operating loss incurred was primarily attributable to a goodwill impairment charge of $4.6 million recorded in the current quarter and the remaining decrease was due to profit erosion from the reduced activity level described above.

Logistics

Broadwind offers specialized transportation and logistics services to the wind industry.

Logistics segment revenue was $3.1 million in the second quarter of 2010, compared with $4.6 million in the second quarter of 2009. The decrease in revenues was attributable to a reduction of approximately 30% in transportation hauls due to fewer large wind farm transportation contracts as compared to the prior year.

The Logistics segment reported a $1.3 million operating loss in the second quarter of 2010, versus a $0.4 million operating loss in the second quarter of 2009. The increase in operating loss was largely attributable to a lower volume of activity and more competitive pricing in the weaker market, partially offset by savings associated with expense reductions and employee furloughs as a result of reduced demand.

Corporate and Other

Second quarter corporate and other expenses were $2.3 million, compared to $4.7 million in the second quarter of 2009. The reduction in expense was attributable to lower professional fees as a result of in-sourcing at a lower cost certain corporate and administrative functions. Additionally, 2009 expenses were unusually high due to certain compliance and public reporting activities.

Debt and Liquidity

At quarter-end, cash and cash equivalents and short-term investments totaled $13.3 million, reflecting the quarterly loss and increases in operational working capital. Operational working capital (trade receivables plus inventories net of customer deposits and trade payables) rose to $17.7 million, or 12% of annualized second quarter revenues. At quarter-end, debt plus capitalized lease obligations totaled $18.2 million, with annual debt service and lease commitments of $3.9 million.

Looking forward, the Company expects the balance of cash and cash equivalents to stabilize, in the range of $10-15 million at the end of the third and fourth quarters, due to improved operating results and stable operational working capital balances.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

The Company has provided the following table (in thousands), which reconciles net loss, as reported, to Adjusted EBITDA. The Company utilizes Adjusted EBITDA as a key financial metric and believes it represents the Company’s operational cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net loss	$(14,181)	$(5,426)	$(28,305)	$(12,576)
(Benefit) provision for income taxes	(72)	163	49	(273)
Interest expense, net	361	557	723	1,099
Goodwill impairment	4,561	—	4,561	—
Depreciation and amortization	4,848	6,826	9,682	13,433
Share-based compensation	476	443	1,069	1,365
Adjusted EBITDA	$(4,007)	$2,563	$(12,221)	$3,048

About Broadwind Energy, Inc.

Broadwind Energy, Inc., based in Naperville, Illinois, provides technologically advanced high-value products and services to the U.S. wind energy industry. Broadwind’s product and service portfolio provides customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings. These product and service offerings include wind turbine gearing systems, wind turbine structural towers, industrial products, technical services, Precision Repair and Engineering services, and logistics. For more information on Broadwind Energy, please visit http://www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA & INVESTOR CONTACT: John Segvich, +1.630.637.0315, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,579	$4,829
Restricted cash	—	2,010
Short-term investments	1,683	—
Accounts receivable, net	23,785	21,920
Inventories, net	12,566	9,039
Prepaid expenses and other current assets	3,430	5,688
Total current assets	53,043	43,486
Property and equipment, net	131,740	136,249
Goodwill	5,154	9,715
Intangible assets, net	35,098	37,248
Other assets	2,075	3,338
TOTAL ASSETS	$227,110	$230,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$10,717
Current maturities of long-term debt	2,676	9,021
Current portions of capital lease obligations	1,154	1,130
Accounts payable	14,895	14,710
Accrued liabilities	5,428	6,965
Deferred revenue	4,438	10,199
Total current liabilities	28,591	52,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	11,655	15,778
Long-term capital lease obligations, net of current portions	2,729	3,286
Interest rate swap agreements	—	253
Deferred income tax liabilities	420	403
Other	1,677	1,979
Total long-term liabilities	16,481	21,699

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	107	97
Additional paid-in capital	355,519	300,779
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(173,586)	(145,281)
Total stockholders’ equity	182,038	155,595
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$227,110	$230,036

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$36,629	$52,313	$58,799	$105,375
Cost of sales	37,025	49,162	63,679	97,539
Gross (loss) profit	(396)	3,151	(4,880)	7,836

OPERATING EXPENSES:
Selling, general and administrative	7,467	10,525	15,681	19,441
Goodwill impairment	4,561	—	4,561	—
Intangible amortization	1,074	2,906	2,149	5,812
Total operating expenses	13,102	13,431	22,391	25,253
Operating loss	(13,498)	(10,280)	(27,271)	(17,417)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(361)	(557)	(723)	(1,099)
Other, net	(394)	5,574	(262)	5,667
Total other (expense) income, net	(755)	5,017	(985)	4,568

Net loss before (benefit) provision for income taxes	(14,253)	(5,263)	(28,256)	(12,849)
(BENEFIT) PROVISION FOR INCOME TAXES	(72)	163	49	(273)
NET LOSS	$(14,181)	$(5,426)	$(28,305)	$(12,576)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.13)	$(0.06)	$(0.27)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	106,782	96,547	105,571	96,520

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,305)	$(12,576)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	9,682	13,433
Goodwill impairment	4,561	—
Change in fair value of interest rate swap agreements	(253)	(198)
Deferred income taxes	17	(220)
Stock-based compensation	606	979
Allowance for doubtful accounts	(1,445)	(798)
Loss (gain) on disposal of assets	68	(46)
Changes in operating assets and liabilities	(7,105)	(452)
Net cash (used in) provided by operating activities	(22,174)	122

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,952)	(9,064)
Purchases of available-for-sale investments	(1,683)	—
Proceeds from disposals of property and equipment	9	29
Decrease (increase) in restricted cash	2,010	(2,003)
Net cash used in investing activities	(3,616)	(11,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	53,341	445
Common stock issued under defined contribution 401(k) plan	341	—
Payments on lines of credit and notes payable	(21,070)	(7,134)
Proceeds from lines of credit and notes payable	—	6,079
Proceeds from sales-leaseback transactions	—	3,641
Proceeds from deposits on equipment	—	665
Principal payments on capital leases	(533)	(585)
Issuance of restricted stock grants	463	386
Net cash provided by financing activities	32,542	3,497

Effect of foreign exchange rates	(2)	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,750	(7,419)
CASH AND CASH EQUIVALENTS, beginning of the period	4,829	15,253
CASH AND CASH EQUIVALENTS, end of the period	$11,579	$7,834

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
REVENUES:
Towers	$16,514	$22,364	$28,560	$42,468
Gearing	14,277	17,528	21,993	40,559
Technical and Engineering Services	2,893	7,901	4,915	15,311
Logistics	3,059	4,585	3,519	7,403
Corporate and Other	(114)	(65)	(188)	(366)
Total revenues	$36,629	$52,313	$58,799	$105,375

OPERATING (LOSS) PROFIT:
Towers	$(595)	$(690)	$(1,873)	$(757)
Gearing	(2,822)	(5,035)	(7,949)	(8,901)
Technical and Engineering Services	(6,474)	575	(8,924)	598
Logistics	(1,301)	(432)	(3,008)	(1,383)
Corporate and Other	(2,306)	(4,698)	(5,517)	(6,974)
Total operating loss	$(13,498)	$(10,280)	$(27,271)	$(17,417)